UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): June 19, 2006
Progress Software Corporation
(Exact name of registrant as specified in its charter)
Commission file number: 0-19417

Massachusetts (State or other jurisdiction of incorporation or organization)	04-2746201 (I.R.S. employer identification no.)
14 Oak Park
Bedford, Massachusetts 01730
(Address of principal executive offices, including zip code)
(781) 280-4000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 — Financial Information
Item 2.02 Results of Operations and Financial Condition
On June 19, 2006, Progress Software Corporation issued a press release announcing that it is undertaking a voluntary review of its stock option practices. The review, being conducted by the Audit Committee of the Company’s board of directors working with the Company’s outside legal counsel, covers all option grants since the beginning of the Company’s 1996 fiscal year. At this time, the Company has not concluded that any of its previously issued financial statements should no longer be relied upon. It is possible, however, that as a result of this review the Company could conclude that a restatement of its historical financial statements is required. The likely effects of any such restatement would be to increase the amount of non-cash charges associated with past option grants and to affect the related tax impact. A copy of this press release is furnished as Exhibit 99.1 to this report, and the information in this paragraph is qualified by reference to the press release in its entirety.
On June 19, 2006, the Company also issued a separate press release announcing certain financial information for its second fiscal quarter ended May 31, 2006. In this release, the Company stated that because its option review is not yet complete and its impact on the stock-based compensation charges and related tax matters in the Company’s results of operations has not yet been determined, the Company was not in a position to include in the release the usual information concerning its GAAP or non-GAAP earnings for the second quarter. A copy of this press release is furnished as Exhibit 99.2 to this report, and the information in this paragraph is qualified by reference to the press release in its entirety.
The information in this Item 2.02 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date of this report, regardless of any general incorporation language in the filing.
Section 9 — Financial Statements and Exhibits
Item 9.01 Financial Statements and Exhibits
(c)  Exhibits
99.1 Press Release dated June 19, 2006
99.2 Press Release dated June 19, 2006

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2006	Progress Software Corporation
	By:	/s/ Norman R. Robertson
Senior Vice President, Finance and Administration
and Chief Financial Officer